EXHIBIT 99.1

News

Contacts:

Media:

Sheryl Williams

610-738-6493

swilliam@cephalon.com

Investors:

Robert (Chip) Merritt

610-738-6376

cmerritt@cephalon.com

For Immediate Release

Cephalon Announces Positive Clinical Trial Results for NUVIGIL™

Primary Endpoints Reached Statistical Significance in All Four Studies

New Drug Application Filing on Track for First Quarter

West Chester, PA – February 10, 2005 – Cephalon, Inc. (Nasdaq: CEPH) announced today that its Phase 3 studies of 150- and 250-milligram daily doses of NUVIGIL™ (armodafinil) in patients suffering from either excessive sleepiness associated with narcolepsy, shift work sleep disorder (SWSD) or obstructive sleep apnea/hypopnea syndrome (OSA/HS) show that the medication significantly improves wakefulness and the overall clinical condition of patients as compared to placebo. NUVIGIL is a single-isomer of the active pharmaceutical ingredient contained in PROVIGIL® (modafinil) Tablets [C-IV].

The 12-week, double-blind, randomized, placebo-controlled Phase 3 studies of approximately 1,000 patients included one study of excessive sleepiness in narcolepsy, one study in SWSD and two studies in OSA/HS.  The primary endpoints in all studies were measures of objective sleep latency (Maintenance of Wakefulness Test or Multiple Sleep Latency Test) and the physician rating of Clinical Global Impression-Change.  These primary endpoints are identical to those studied for the currently approved indications for PROVIGIL.  In each study, patients treated with NUVIGIL showed a statistically significant improvement on both primary endpoints compared to placebo (all p values <0.05).  The studies also demonstrated that NUVIGIL promotes wakefulness later in the day without impairing sleep, thereby establishing that it has a long duration of action.

In these Phase 3 studies, NUVIGIL was generally well tolerated, with a safety profile consistent with that observed in other studies of PROVIGIL. The most common adverse effects observed included headache, nausea, dizziness, insomnia and anxiety.

-more-

SOURCE:  Cephalon, Inc. • 145 Brandywine Parkway • West Chester, PA  19380-4245 • (610) 344-0200 • Fax (610) 344-0065

The complete data on these four studies are expected to be presented at several major medical meetings in 2005, including the Associated Professional Sleep Societies meeting in June.  Cephalon expects to file a New Drug Application for NUVIGIL on schedule with the U.S. Food and Drug Administration (FDA) this quarter.

“We expect to deliver a filing that highlights the safety and efficacy of NUVIGIL for these patient populations and demonstrates clinical improvements in fatigue and cognition, as well as a long duration of action without affecting the patient’s normal sleep schedule,” said Dr. Paul Blake, Senior Vice President, Clinical Research and Regulatory Affairs, at Cephalon.

Cephalon will provide an update to its clinical development programs on the fourth quarter and full year 2004 earnings conference call scheduled for Tuesday, February 15, 2005 at 5:00 p.m. U.S. EST.  Investors can listen to the call live by dialing 1-913-981-5543 and referring to Conference Code Number 492828.

Cephalon, Inc.

Cephalon currently employs approximately 2,300 people in the United States and Europe. U.S. sites include the company’s headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

The company currently markets three proprietary products in the United States: PROVIGIL, GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally. Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, particularly with respect to the NUVIGIL Phase 3 trials, prospects for regulatory approval including the filing date of the NDA, anticipated product launch date and potential benefits of NUVIGIL manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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